Exhibit 10.1

FORBEARANCE AGREEMENT

This forbearance agreement (“Agreement”) is made by and between _____________ (“___”), a _____________, and Zapata Computing Holdings, Inc. (now known as Zapata Quantum, Inc.) (“Zapata”), a Delaware corporation, and is entered into as of October __, 2025 (“Effective Date”).

           WHEREAS, ___ has rendered ___________ services as __________ (the “Services”) to Zapata pursuant to an engagement letter between ___ and Zapata, ______________ (the “Engagement Letter”) and the payment letter agreement _____________.

           WHEREAS, overdue outstanding invoices for the Services total $3,166,926.75 as set forth in Exhibit A (collectively, the “Overdue Amount”);

            NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Zapata and ___ hereby agree as follows:

1. Zapata agrees that the Services were performed satisfactorily and in accordance with the terms of the Engagement Letter and are now complete. Zapata further confirms and acknowledges that it currently owes and is obligated to pay ___ the Overdue Amount under the terms of the Engagement Letter.

2. ___ agrees to extinguish 50% of the outstanding Overdue Amount in exchange for Zapata’s commitment to pay the Contingent Obligations defined below. Zapata will pay the remaining 50% of the Overdue Amount, being $1,583,463.38, (the “Remaining Overdue Amount”) subject to and in accordance with the terms set forth herein, and ___ agrees to temporarily forbear from exercising any of its rights and remedies under the Engagement Letter or applicable law with respect to seeking payment of the Remaining Overdue Amount subject to and in accordance with and subject to the terms set forth herein.

3. Beginning on May 1, 2025 and continuing until ___ has received payment in full of the Remaining Overdue Amount, any portion of the Remaining Overdue Amount remaining unpaid will accrue a late charge of the lesser of (a) 0.8% per month or (b) the highest rate applicable by law, in each case compounded monthly to the extent allowable by law.

4. Subject to the terms and conditions of this Agreement, ___ agrees to forbear from taking any steps to collect from Zapata the Remaining Overdue Amount or late charges accrued pursuant hereto during the period commencing on the Effective Date and terminating on the occurrence of any Forbearance Termination Event (as defined below) (the “Forbearance Period”).

5. The Forbearance Period will terminate and the Remaining Overdue Amount (plus the late charge accrued pursuant to paragraph 3 hereof), shall be due and payable within three business days in the event that Zapata and/or its affiliates (a) sells all, or substantially all, of its assets or business (through one or more transactions) or consummates any similar transaction or transactions; (b) sells an asset or assets (through one or more transactions), other than in the ordinary course of its business, which results in the payment and/or receipt of consideration with a value in the aggregate in excess of $35,000,000; (c) receives (through one or more transactions) in the aggregate in excess of $18,000,000 (the “Base Capital Raise Amount”) through the issuance of debt or equity securities or from the consummation of any similar transaction or transactions (whether by Zapata or its affiliates) (“Capital Raise Transaction”); (d) makes aggregate cash payments to either _________ or ________(or their affiliates, in either case) in excess of $1,000,000, or to any other individual creditor or other party (or their affiliates) in excess of $500,000, unless, in each case, Zapata also pays ___ an equivalent dollar amount of the excess over the applicable threshold (or such lesser amount as may then be outstanding) provided that this clause (d) shall not apply to fees, commissions, or expenses paid in connection with any Capital Raise Transaction; (e) pays a dividend or makes a similar payment or distribution to its equity holders; (f) pays in cash a bonus or makes a similar cash payment to any of its officers, other than sign-on, retention, annual performance or other similar bonus paid in the ordinary course of business not to exceed the lesser of 75% of annual base salary as to any officer or $100,000; (g) commences or becomes the subject of a case under title 11 of the United States Code or any similar insolvency proceeding or receivership; or (h) fails to abide by or observe any term, condition or other provision contained in this Agreement (each, an “Forbearance Termination Event”).

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6. Zapata shall provide written notice to ___ of the occurrence of any Forbearance Termination Event no later than three (3) business days following such occurrence. Additionally, promptly upon the request of ___, Zapata shall provide to ___ documents and information reasonably sufficient for ___ to determine whether any Forbearance Termination Event may occur or may have occurred.

7. Notwithstanding the foregoing, in the event that Zapata and/or its affiliates enters into a Capital Raise Transaction which would constitute a Forbearance Termination Event under paragraph 4(c) above, then, if the amount received therefrom (together with all other amounts received in connection with any Capital Raise Transaction) is less than $35,000,000 (the “Full Payment Capital Raise Amount”), Zapata may elect to pay the Partial Payment (as defined below) to ___ by paying such amount within three (3) business days of such event. If Zapata timely makes the Partial Payment, then a Forbearance Termination Event shall be deemed not to have occurred with respect to such Capital Raise Transaction. The payment of any Partial Payment will be credited against the Remaining Overdue Amount; but, does not alter or affect Zapata’s obligation to pay the remaining amount of the Remaining Overdue Amount plus late charges upon the occurrence of any other Forbearance Termination Event.

8. For purposes of paragraph 6 hereof, the “Partial Payment” shall be determined by (i) calculating the percentage of the amount received in the Capital Raise Transactions in excess of the Base Capital Raise Amount relative to the difference between the Base Capital Raise Amount and the Full Payment Capital Raise Amount and (ii) multiplying the resulting percentage by the Remaining Overdue Amount (plus any late charge accrued pursuant to paragraph 2 hereof). An example of the calculation of the Partial Payment is set forth on Exhibit B hereto. In the event that more than two Capital Raise Transactions occur which do not result in Zapata receiving, in the aggregate, more than the Full Payment Capital Raise Amount, then the amount received in all Capital Raise Transactions will be added together to calculate a new Partial Payment which Zapata may elect to pay as set forth in paragraph 6 (less any previously paid Partial Payments). For the avoidance of doubt, following receipt of a Partial Payment by ___, the late charge will continue to accrue on the remaining unpaid portion of the Remaining Overdue Amount as set forth in paragraph 2 hereof.

9. Notwithstanding anything to the contrary herein, Zapata and ___ agree that in exchange for the extinguishment of 50% of the outstanding Overdue Amount, Zapata is hereby obligated to pay ___ the following contingent amounts (each, a “Contingent Obligation” and collectively the “Contingent Obligations”). Each Contingent Obligation shall accrue interest at the lesser of (a) 0.8% per month or (b) the highest rate applicable by law, in each case compounded monthly to the extent allowable by law, from May 1, 2025 until the applicable Contingent Obligation is paid in full, regardless of whether the Contingent Obligation has yet become due and payable.

a.	First Contingent Obligation. An amount equal to twenty-five percent (25%) of the Overdue Amount, being $791,731,69, together with all accrued interest thereon, payable at the later of (i) the date twelve (12) months following the closing date of the first Capital Raise Transaction that results in aggregate proceeds from all Capital Raise Transactions equal to or exceeding the Base Capital Raise Amount or (ii) the date on which Zapata or any of its affiliates consummates one or more Capital Raise Transactions resulting in the receipt of gross cash proceeds of at least forty-five million dollars ($45,000,000) in the aggregate.

b.	Second Contingent Obligation. An additional amount equal to twenty-five percent (25%) of the Overdue Amount, being $791,731,69, together with all accrued interest thereon, payable at the later of (i) the date twelve (12) months following the closing date of the first Capital Raise Transaction that results in aggregate proceeds from all Capital Raise Transactions equal to or exceeding the Base Capital Raise Amount or (ii) the date on which Zapata or any of its affiliates consummates one or more Capital Raise Transactions resulting in the receipt of gross cash proceeds of at least fifty-five million dollars ($55,000,000) in the aggregate.

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10. For clarity, if the applicable financing threshold is not achieved, no obligation to pay the corresponding Contingent Obligation shall arise. Payment of each Contingent Obligation shall be made within three (3) business days of the date of the triggering event set forth above. Notwithstanding the foregoing, Zapata may, at its option, permanently extinguish each of the First and Second Contingent Obligation, at any time, by paying an amount equal to the principal amount of such Contingent Obligation (being twenty-five percent (25%) of the Overdue Amount, or $791,731.69 in respect of each such obligation), together with all accrued but unpaid interest thereon. Upon such payment, the corresponding Contingent Obligation shall be deemed satisfied in full and shall no longer be outstanding.

11. Except as expressly provided herein, Zapata hereby agrees that the Engagement Letter shall continue unchanged and in full force and effect, and all rights, powers, and remedies of ___ thereunder and under applicable law are hereby expressly reserved. Upon expiration of the Forbearance Period, all of ___’s rights and remedies under the Engagement Letter and at law and in equity shall be available without restriction or modification.

12. Any statute of limitations, statute of repose, laches period, contractual limitation on actions under the Engagement Letter, or other time-based or time-related defense, or any similar period of time within which to commence an action, whether at law, in equity, under statute, contract (including under the Engagement Letter) or otherwise provided for by law, in each case applicable to ___, and any failure of ___ to institute or commence litigation or other legal proceedings against ___ within some specified period, before a specified date, or before the happening of a specified event (“Timing Defense”) shall be tolled, suspended and shall not run during the Forbearance Period, and the Forbearance Period shall be excluded from, and not counted in, computing the running of time under any Timing Defense.

13. Zapata, by execution hereof and for other good and valuable consideration received from ___, the receipt and sufficiency of which are hereby acknowledged, hereby irrevocably and forever releases, acquits and discharges the __________ (as defined in Exhibit C) of and from any and all Claims (as defined in Exhibit C) which Zapata ever had, now has or hereafter can, shall or may have, for, upon, arising out of, by reason of, in connection with, or relating directly or indirectly to or, any and all ___________________ or other ___________ services heretofore provided or which is alleged should have been provided by ____________ (in each case, whether under the Engagement Letter or otherwise) to, on behalf of, or for the benefit of Zapata or its affiliates.

14. Zapata hereby covenants and agrees that it shall not hereafter commence, maintain or prosecute any Claim arising from any of the matters released herein against any __________, respectively or aid, cooperate or encourage any other person or entity to commence, maintain or prosecute any Claim arising from any of the matters released herein against any __________.

15.  Except as expressly set forth herein, each of Zapata and ___ acknowledge and agree that this Agreement may not be construed as an admission or evidence of liability by any party whatsoever by either of them and shall not be construed or offered or received in evidence as an admission or concession of any liability or wrongdoing by either of them.

16. The contents, terms and substance of this Agreement shall be maintained as confidential by Zapata and shall not be disclosed or revealed to any person or entity by Zapata, except if (a) permitted by ___ in writing, (b) as may be required by law, or by court order, or in connection with the enforcement of this Agreement.

17. Zapata represents and warrants that (i) none of the Claims herein released has been conveyed, assigned, hypothecated, secured or in any manner transferred, in whole or in part, to any third party, and (ii) it has the full right and authority to execute and deliver this Agreement.

18. This Agreement, including the exhibits attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified except in a writing signed by both parties. Subject to each party’s compliance with this Agreement, the parties shall cooperate with each other (and their designees) as necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby. This Agreement may be executed in counterparts, each of which shall be deemed an original. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to its conflicts of law principles).

19. The parties understand and acknowledge that this Agreement applies to and includes all unknown or unsuspected consequences or results arising from or relating to the parties’ waiver of any and all rights under this Agreement.

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20. This Agreement may not be modified except by written agreement executed by each of Zapata and ___.

21. THE UNDERSIGNED ACKNOWLEDGE THAT THEY HAVE READ AND FULLY UNDERSTAND THE TERMS AND CONSEQUENCES OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THAT THEY HAVE SOUGHT THE ADVICE OF COUNSEL WITH RESPECT TO SAME.

Signature Page Follows

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IN WITNESS WHEREOF, Zapata and ___ have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Zapata QUANTUM, Inc. By:_____________________________ Name: Title: Date: October __, 2025	___________________________ By:_____________________________ Name: Title: Date: October __, 2025

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